                                                                      Exhibit 11
                                                                      ----------

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

Statement Re:  Computation of Net Income (Loss) Per Common and Common Equivalent
                                     Share

                                  (Unaudited)


                                             Three Months Ended         Six Months Ended
                                                  June 30,                  June 30,

                                             1995         1994         1995          1994
                                          -----------  -----------  -----------  -----------

Net Income (loss)                         $ 2,433,775  $   471,933  $ 4,181,277  $(8,218,412)
                                          ===========  ===========  ===========  ===========
Primary Earnings (Loss) Per Share

Weighted average number of common
 shares outstanding                        22,536,615   22,101,017   22,476,474   21,679,529
Dilutive effect of outstanding common
 equivalent shares (1)                      1,207,079    1,060,941    1,055,721           --
                                          -----------  -----------  -----------  -----------
Weighted average number of common and
 common equivalent shares outstanding      23,743,694   23,161,958   23,532,195   21,679,529
                                          ===========  ===========  ===========  ===========
Net income (loss) per common and common
 equivalent share                         $       .10  $       .02  $       .18  $      (.38)
                                          ===========  ===========  ===========  ===========
Fully Diluted Earnings (Loss) Per Share:
Weighted average number of common          22,536,615   22,101,017   22,476,474   21,679,529
 shares outstanding
Dilutive effect of outstanding common
 equivalent shares (2)                      1,302,874    1,060,941    1,312,079           --
                                          -----------  -----------  -----------  -----------
Weighted average number of common and
 common equivalent shares outstanding      23,839,489   23,161,958   23,788,553   21,679,529
                                          ===========  ===========  ===========  ===========
Net income (loss) per common and common
 equivalent share                         $       .10  $       .02  $       .18  $      (.38)
                                          ===========  ===========  ===========  ===========

(1) For the three month periods ended June 30, 1995 and 1994, and the six month period ended June 30, 1995, outstanding stock options and warrants issuable under various stock option plans, warrant agreements, and the employee stock purchase plan (as disclosed in the notes to the consolidated financial statements incorporated by reference in the Companys annual report on Form 10-K for the fiscal year ended December 31, 1994) are converted to common equivalent shares by the treasury stock method using the average market price during the period for the Company's shares. For the six month period ended June 30, 1994, such stock options, warrants, and shares issuable under the employee stock purchase plan are not included in the computation due to their anti-dilutive nature.
(2) Outstanding stock options and warrants issuable under various stock option plans, warrant agreements, and the employee stock purchase plan are converted to common equivalent shares by the treasury stock method using the higher of the average market price during the period or the market price at the end of the period for the Companys shares. For the six months ended June 30 1994, such stock options, warrants, and shares issuable under the employee stock purchase plan are not included in the computation due to their anti-dilutive nature.

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